Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-91597 on Form S-3 and Registration Statement Nos. 333-31108, 333-61472 and 333-88970 each on Form S-8, of our report dated March 16, 2007, relating to the financial statements of The Cronos Group, appearing in this Annual Report on Form 10-K of The Cronos Group for the year ended December 31, 2006.
We consent to the incorporation by reference in Registration Statement No. 333-91597 of The Cronos Group on Form S-3 and Registration Statement Nos. 333-31108, 333-61472 and 333-88970 of The Cronos Group each on Form S-8, of our report dated March 16, 2007 relating to the financial statements of CF Leasing Limited, appearing in this Annual Report on Form 10-K of The Cronos Group for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP

Reading, United Kingdom
March 16, 2007